PRESS RELEASE

CONTACT:    MARTIN M. SHEA                                FOR IMMEDIATE RELEASE
            TRIARC COMPANIES, INC.
             212/451-3030

                            TRIARC COMPLETES SALE OF C.H. PATRICK

NEW YORK, New York -- December 23, 1997 -- Triarc Companies, Inc. (NYSE:TRY) announced today that it has completed the sale of its dyes and specialty chemicals subsidiary, C.H. Patrick & Co., Inc. to B.F. Goodrich Company for $72 million in cash subject to certain post-closing adjustments. With this transaction, Triarc has completed the sale of all of its wholly-owned, non-consumer businesses.

Triarc Companies, Inc., predominantly a holding company, anticipates annualized sales of approximately $1 billion, with a focus in beverages (Snapple, Mistic, Royal Crown and Stewart's) and restaurants (Arby's). In addition, Triarc has an equity interest in liquefied petroleum gas (National Propane).
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